Exhibit 10(c)
PARKER-HANNIFIN CORPORATION
Profitable Growth Incentive Plan

Effective: July 1, 2014
I.    Purpose
This Parker-Hannifin Corporation Profitable Growth Incentive Plan (“PGI Plan”) has been established to incentivize management and certain other employees to foster growth in Parker-Hannifin Corporation’s (“Parker’s”) customer sales.

II.    Status of the Plan

Together with the Return on Net Assets Plan (the “RONA Plan”) and the Management By Objectives Plan (“MBO Plan”), the PGI Plan is an integral component of Parker’s incentive compensation program. The PGI Plan shall be administered and construed together with the RONA Plan and the MBO Plan. The PGI Plan is unfunded.

III.    Eligibility
Eligibility for the PGI Plan is based upon job position and role in Parker’s business, as determined solely by the Parker Management Committee. Generally, the PGI Plan is available to employees whose job classifications are that of group, division or regional/area staff positions, or higher (upon recommendation by Group Presidents in consultation with Group VP-HR, and Corporate Director - Compensation). The Company will advise employees in writing of their eligibility to participate in the PGI Plan (each such employee is herein referred to as a “Participant”).
IV.    The PGI Multiplier
A.    Calculation

The PGI multiplier (the “PGI Multiplier”) is based upon three year compounded annual growth rate (“CAGR”) of customer sales. For any fiscal year, CAGR is calculated as follows:

(Measurement Year Customer Sales/ Base Year Customer Sales)^(1/3)-1.

Inter-company sales are not considered customer sales for purposes of this calculation. The Base Year is the fiscal year that is three years prior to the measurement year unless otherwise determined by the Human Resources and Compensation Committee of the Board in unique circumstances with respect to employee participants of an acquired entity.

Parker-Hannifin PGI Plan
Effective: 07/01/2014
FINAL

B.     RONA Payout

Each Participant’s RONA payout for any year is subject to adjustment based on the CAGR goal and PGI Multipliers established by the Board of Directors and set forth on the attached Exhibit A, which may be amended by the Board of Directors annually or less frequently as they deem appropriate.

Therefore, a Participant’s ultimate RONA Plan payout is subject to increase or decrease based on the applicable CAGR and the PGI Multipliers established by the Board of Directors.

C.    Application

The PGI Multiplier is applied to the RONA Plan’s payout factor. The PGI Multiplier is ascertainable only after the end of each fiscal year. Thus, while the PGI Multiplier will apply to a Participant’s entire RONA benefit, it will only increase or decrease (with the potential to decrease only beginning after 2015) the final quarterly bonus payments under the RONA Plan.
V.    Acquisitions, Divestitures and Other Extraordinary Events
For purposes of calculating the PGI Multiplier, “customer sales” includes sales growth through acquisitions. Since CAGR is based upon the three year compounded annual growth rate, sales of acquired operations will not be reflected in the base year customer sales until the third fiscal year after the year of the acquisition. In the event of a divestiture of operations or a shift of operations to other divisions, the base year customer sales will be restated to exclude the divested or shifted operations. Similarly, a division acquiring operations from another division will have its base year customer sales adjusted to avoid a windfall.

Either the RONA Board or the Board of Directors may make adjustments for certain other extraordinary events.

A final determination of amounts to be paid under the PGI Plan will be made at the end of each fiscal year. In determining amounts to be paid under the PGI Plan, the RONA Board, or the Board of Directors, as the case may be, may make any adjustments that it/they deem necessary or appropriate under the circumstances in their sole discretion, and taking into account any factors deemed relevant.

VI.    Performance-Based Compensation

Notwithstanding anything in this PGI Plan to the contrary, and except as the Compensation Committee of Parker’s Board of Directors expressly determines otherwise,

Parker-Hannifin PGI Plan
Effective: 07/01/2014
FINAL

any compensation payable to “covered employees” (within the meaning of Section 162(m)(3) of the Internal Revenue Code (“IRC”)) is intended to be “remuneration payable solely on account of the attainment of one or more performance goals” (within the meaning of Section 162(m)(4)(C) of the IRC). Without limiting the generality of the foregoing, Parker will make such disclosures and seek such shareholder and compensation committee approvals and certifications as are necessary to secure the exclusion from the $1 million deduction limitation for performance-based compensation. Parker will administer this PGI Plan with respect to covered employees in the same manner as the Parker Hannifin Corporation Performance Bonus Plan is administered with respect to such covered employees.

VII.    Miscellaneous

A.    Authority of the Board

The Human Resources and Compensation Committee of the Board shall have sole and exclusive discretion and authority to construe this plan and any related documentation, supply any omission, make all determinations hereunder and establish and enforce rules of administration. The Human Resources and Compensation Committee’s decisions shall be final and binding upon all persons.

B.    Taxes

Payments under this PGI Plan shall be made in compliance with all federal, state and local withholding laws. Except as may otherwise be clearly provided in another plan, program or arrangement of Parker, Participants shall be solely responsible for any and all tax consequences arising from their participation in, and receipt of benefits under, this PGI Plan.

C.    Amendment and Termination

The Human Resources and Compensation Committee may, in its sole and exclusive discretion, amend or terminate this PGI Plan at any time.

D.    Assignments

Participants may not assign, transfer, encumber or alienate any rights under this PGI Plan. Any attempt to do so shall be void ab initio.

Parker-Hannifin PGI Plan
Effective: 07/01/2014
FINAL

SECRETARY’S CERTIFICATION

The undersigned, Vice President, General Counsel & Secretary of Parker-Hannifin Corporation, hereby certifies that this Plan was adopted by the Human Resources and Compensation Committee of the Board of Directors of Parker-Hannifin Corporation on August 13, 2014, by resolution taken at a meeting of the Committee held on that date.

/s/ Joseph R. Leonti
Joseph R. Leonti, Vice President,
General Counsel & Secretary

Parker-Hannifin PGI Plan
Effective: 07/01/2014
FINAL

EXHIBIT A
PGI MULTIPLIER

For Fiscal Year 2015 and until such as this Exhibit A is amended, the following PGI Multipliers are established for the Plan:

*

If 3-year CAGR is:	PGI Multiplier is:
less than (5%)	90%
3% - 5%	100%
8%	105%
15%	130%

The PGI Multiplier is interpolated between these points.

Therefore, if 3-year CAGR for Fiscal Year 2015 is 8%, then the PGI Multiplier used to determine payouts under that plan would be 105%.

However, where CAGR falls between these points the PGI Multiplier is interpolated, such that in the case where 3-year CAGR is 13.62%, the PGI Multiplier used to determine payouts under that plan would be 125.07%.

The example below shows how the RONA percentage is modified by the PGI Multiplier. In this example, the RONA payout is 5.06%, the PGI Multiplier is 125.07%, and the combined payout from the RONA and PGI plans is 6.33%.

* For Fiscal Year 2015, the PGI Multiplier will only be applied if is greater than 100%

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